Exhibit 99.1

Contact:	Arnold Agbayani
Senior Vice President, Finance & CFO
IXYS Corporation
3540 Bassett Street
Santa Clara, California 95054

IXYS DISCOVERS BOOKKEEPING ERRORS RESULTING IN AN INVENTORY OVERSTATEMENT; PLANS TO RESTATE NINE MONTHS ENDED DECEMBER 31, 2002

SANTA CLARA, Calif., May 13, 2003 — During the process of conducting its annual audit for the fiscal year ended March 31, 2003, IXYS Corporation (NASDAQ: SYXI) has identified bookkeeping errors in its accounting that resulted in the overstatement of inventories during the nine months ended December 31, 2002.

The amount of the adjustment to correct the bookkeeping errors as of December 31, 2002 was $4.1 million. IXYS plans to restate its financial statements for each of the fiscal quarters during the nine months ended December 31, 2002. The booking of the adjustment will increase IXYS’s net loss for the nine months ended December 31, 2002. In connection with its ongoing audit, IXYS is continuing to review its accounting relating to inventories and other accounts.

IXYS develops and markets primarily high performance power semiconductors and control ICs that are used in controlling and converting electrical power efficiently in power systems for telecommunication infrastructure, motor drives, medical systems and transportation. IXYS also serves emerging markets with digital and analog integrated circuits that control flat panel displays, medical instruments and telecommunication products.

Safe Harbor Statement

The foregoing press release contains forward-looking statements. Forward-looking statements include those regarding the planned restatement of the three fiscal quarters during the nine months ended December 31, 2002, the expected increase in IXYS’s net loss for the nine months ended December 31, 2002, and the review of IXYS’s accounting related to inventories and other accounts. Actual results may vary materially from those contained in the forward-looking statements, due to additional errors and adjustments that could be identified during IXYS’s preparation of the restated financial statements and review of those statements by IXYS’s outside auditors. The full impact of the planned restatement is unknown at this time. Further information on other factors that could affect IXYS is detailed and included in IXYS’s 10-K, as amended, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.